Exhibit 11

   Computation of Earnings per Share
   ($000 except per share data)

                                   Three months ended     Nine months ended
                                 ---------------------   -------------------
                                 Sept. 28,   Sept. 30,   Sept. 28   Sept. 30
                                   1996        1995        1996       1995
                                ----------------------   -------------------
   PRIMARY:
   Wtd avg common shares
   outstanding                     2,626       2,626       2,626      2,618
   Common equivalent shares           52           9          37          3
                               -----------------------   -------------------

   Wtd avg common shares
    and common equivalent
    shares outstanding             2,678       2,635       2,663      2,621
                               =======================   ===================
   Net income applicable
    to common shares           $     202        (382)    $ 1,464        332
                               =======================   ===================

   Primary earnings
    per share                  $    0.08       (0.14)    $  0.55       0.13
                               =======================   ===================

   FULLY DILUTED:
   Wtd avg common shares
     outstanding                   2,626       2,621       2,626      2,613
   Common equivalent
    shares                            52          11          42         11
   Additional shares
     assuming conversion
     of subordinated
     debentures                      537         717         537        717
                                ----------------------   -------------------
   Fully diluted wtd avg
    common shares and
    common equivalent
    shares outstanding             3,215       3,349       3,205      3,341
                               =======================   ===================

   Net income for diluted
    common shares              $     285        (292)    $ 1,726        602
                               =======================   ===================

   Fully diluted earnings
    per share                  $    0.08       (0.14)    $  0.54       0.13
                               =======================   ===================


   ----------------------------

   Common shares have been adjusted to give effect to the 5% stock dividend paid January 26, 1996.

   The 8% Convertible Subordinated Notes of $3,375,000 at September 28, 1996 and $4,500,000 at September 30, 1995, are convertible to common shares at a price of $6.28 per share after giving effect to the stock dividend paid January 26, 1996.

   Earnings per common share and common equivalent share were computed by dividing the net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period.

   Earnings per common share, assuming full dilution, is determined by assuming that at the beginning of the period convertible notes were converted at the price per share in effect at that time and common share options were exercised. As to the options, incremental shares would be calculated using the treasury stock method, assuming common share purchases at the greater of the average market price of the common shares for the period or the ending price of the common shares.